SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C 20549

                                Schedule 13G
                             (Amendment No. 1)

                 Under the Securities Exchange Act of 1934


                    TICKETMASTER ONLINE-CITYSEARCH, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)



                            Class B Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)



                                 88633P203
--------------------------------------------------------------------------------
                               (CUSIP number)

                             December 31, 1999
          (Date of Event which requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[  ]     Rule 13d-1 (b)

[X]      Rule 13d-1 (c)

[  ]     Rule 13d -1 (d)
--------------------------------------------------------------------------------

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                             Page 1 of 6 Pages

                            CUSIP NO. 88633P20 3

1)  Name of Reporting Person                           American Express Company.

    S.S or I.R.S. Identification No. of Above
    Person                                             13-4922250

--------------------------------------------------------------------------------

2)  Check the Appropriate box if a Member of a Group   (a) [  ] Sole
                                                       (b) [  ] Joint Filing

--------------------------------------------------------------------------------

3)  SEC Use Only

--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization                New York

Number of Shares Beneficially Owned by Each Reporting
Person With
    5)  Sole Voting Power                               1,140,987
                                                        ------------------------
    6)  Shared Voting Power                             -0-
                                                        ------------------------
    7)  Sole Dispositive Power                          1,140,987
                                                        ------------------------
    8)  Shared Dispositive Power                        -0-
                                                        ------------------------

--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each
    Reporting Person                                    1,140,987

--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9)            [  ]
    Excludes Certain Shares

--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in
    Row 9                                               3.9 %

--------------------------------------------------------------------------------

12) Type of Reporting Person                            HC

--------------------------------------------------------------------------------


                             Page 2 of 6 Pages

1(a)  Name of Issuer:                                  Ticketmaster Online-City
                                                       Search, Inc.

1(b)  Address of Issuer's Principal Executive
      Offices:                                         790 East Colorado Blvd.,
                                                       Suite 200
                                                       Pasadena, CA 91101

2(a)  Name of Persons Filing:                          American Express Company


2(b)  Address of Principal Business Office:            American Express Tower
                                                       World Financial Center
                                                       New York, New York 10285

2(c)  Citizenship or Place of Organization:            See Item 4 of cover page

2(d)  Title of Class of Securities:                    Class B Common Stock

2(e)  CUSIP Number:                                    88633P203

3     Information if statement is filed pursuant to
      Rule 13d-1(b) or 13d-2(b):                       Not applicable

4(a)  Amount Beneficially Owned:                       See Item 9 of Cover Page

4(b)  Percent of Class:                                See Item 11 of Cover Page

4(c)  Number of shares as to which such person has:
    (i)   sole power to vote or to direct the vote     See Item 5 of Cover Page
    (ii)  shared power to vote or to direct the vote   See Item 6 of Cover Page
    (iii) sole power to dispose or to direct the
          disposition                                  See Item 7 of Cover Page
    (iv)  shared power to dispose or to direct the
          disposition                                  See Item 8 of Cover Page



                             Page 3 of 6 Pages

5   Ownership of Five Percent or Less of a Class
    If this statement is being filed to report the fact that
    as of the date hereof the reporting person has ceased to
    be the beneficial owner of more than five percent of the
    class of securities check the following:                      [X]

6   Ownership of More than Five Percent on Behalf of Another
    Person                                                        Not Applicable

7   Identification and Classification of the Subsidiary which
    Acquired the Security Being Reported on By the Parent
    Holding Company                                               See Exhibit 1

8   Identification and Classification of Members of
    the Group                                                     Not Applicable

9   Notice of Dissolution of Group                                Not Applicable

10  Certification

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14,  2000                        AMERICAN EXPRESS COMPANY


                                                  By:  /s/ Stephen P. Norman
                                                       ------------------------
                                                  Name:  Stephen P. Norman
                                                  Title: Secretary


                             Page 4 of 6 Pages

                               Exhibit Index

Exhibit 1 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.





                             Page 5 of 6 Pages